DUTY FREE INTERNATIONAL, INC.
                            63 Copps Hill Road
                       Ridgefield, Connecticut 06877

                          ----------------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held On May 23, 1996

To the Stockholders of
DUTY FREE INTERNATIONAL, INC.:

     You are cordially invited to attend the Annual Meeting of Stockholders of DUTY FREE INTERNATIONAL, INC., a Maryland corporation, which will be held on May 23, 1996, at 10:00 a.m., Baltimore time, at the Hyatt Regency Hotel, 300 Light Street, Baltimore, Maryland 21202, for the following purposes:

     (1) To elect three (3) Class A Directors for terms expiring at the 1999 Annual Meeting of Stockholders and one (1) Class C
          Director for a term expiring at the 1998 Annual Meeting of Stockholders;

     (2) To ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 26, 1997;

     (3) To consider and act upon a stockholder proposal to eliminate the election of Directors by classes;

     (4) To consider and act upon a stockholder proposal that the Company's Board of Directors be comprised of a majority of independent Directors; and

     (5) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

          A copy of the Company's Annual Report to Stockholders, Proxy and Proxy Statement are being mailed together with this notice.

          Only stockholders of record at the close of business on March 29, 1996 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by Proxy.

     You are cordially invited to be present at the Annual Meeting. It is important to you and to the Company that your shares be voted at the Annual Meeting.

                         By Order of the Board of Directors
                         Gerald F. Egan, Secretary

April 12, 1996

- - ------------------------------------------------------------------------
                             IMPORTANT NOTICE
PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND THEN SIGN,
DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED AND
ADDRESSED ENVELOPE.   THE GIVING OF THE PROXY WILL NOT AFFECT YOUR
RIGHT TO VOTE AT THE ANNUAL MEETING IF THE PROXY IS REVOKED, AS SET
FORTH IN THE PROXY STATEMENT.
- - ------------------------------------------------------------------------

                       DUTY FREE INTERNATIONAL, INC.
                         -------------------------
                              PROXY STATEMENT
                      ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 23, 1996

     This Proxy Statement and the accompanying proxy materials are being furnished to the stockholders of Duty Free International, Inc., a Maryland corporation, in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency Hotel, 300 Light Street, Baltimore, Maryland 21202, on May 23, 1996, at 10:00 a.m., Baltimore time, and any adjournments or postponements thereof. Only stockholders of record at the close of business on March 29, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Management anticipates that the mailing to stockholders of this Proxy Statement and the accompanying Proxy materials, together with a copy of the Company's Annual Report to Stockholders for the fiscal year ended January 28, 1996, will occur on or about April 22, 1996.

     At the Annual Meeting, the stockholders of the Company will be asked to (i) consider and vote upon the election of three (3) Class A Directors and one (1) Class C Director of the Company; (ii) ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 26, 1997; (iii) consider and act upon a stockholder proposal to eliminate the election of Directors by classes; (iv) consider and act upon a stockholder proposal that the Company's Board of Directors be comprised of a majority of independent Directors; and (v) consider and vote upon any other business that may properly come before the Annual Meeting.

     The principal executive offices of the Company are located at 63 Copps Hill Road, Ridgefield, Connecticut 06877, and its telephone number at that address is (203) 431-6057.

          The date of this Proxy Statement is April 12, 1996.

               STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE
          AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY
           TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            VOTING AND PROXIES

VOTING RIGHTS

     Holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), on the Record Date will be entitled to one vote for each share held on all matters to come before the Annual Meeting of Stockholders. At the close of business on the Record Date, there were outstanding 27,268,397 shares of Common Stock. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. Directors will be elected by a plurality of the votes cast. Action on a matter other than the election of Directors, including the ratification of the appointment of KPMG Peat Marwick LLP as Independent Auditors and each of the stockholder proposals, will be approved if the number of shares cast for the proposal exceeds the number of shares cast against the proposal. Abstentions and broker non-votes will not be included in determining the outcomes of matters being acted upon.

PROXIES

     If the accompanying Proxy is properly executed and returned, the shares represented by the Proxy will be voted in accordance with the instructions specified in the Proxy. In the absence of instructions to the contrary, such shares will be voted in favor of (i) all of the nominees for election to the Board of Directors listed in this Proxy Statement and named in the accompanying Proxy and (ii) the ratification of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 26, 1997, and against each of the stockholder proposals. The Board does not intend to bring any other matters before the Annual Meeting and is not aware of any matters which will come before the Annual Meeting other than as described herein. In the absence of instructions to the contrary, however, it is the intention of each of the persons named in the accompanying Proxy to vote the shares each Proxy represents in accordance with such persons' discretion with respect to any other matters properly coming before the Annual Meeting.

     Any stockholder may revoke his or her Proxy at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation). A Proxy may be revoked by filing with Gerald F. Egan, Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company at 63 Copps Hill Road, Ridgefield, Connecticut 06877, a written notice of revocation or a subsequently dated Proxy at any time prior to the time it has been voted at the Annual Meeting, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy).

                  PROPOSAL 1 - ELECTION OF DIRECTORS

     The Company currently has a classified Board of Directors consisting of three Class A Directors, two Class B Directors and two Class C Directors. The current terms of the Directors continue until the Annual Meetings of Stockholders to be held in 1996, 1997 and 1998, respectively, and until their respective successors are elected and qualified. After the Annual Meeting of Stockholders on May 23, 1996, the Company's Board of Directors will consist of three Class A Directors, two Class B Directors and three Class C Directors.

     The following information is furnished with respect to the three nominees for Class A Director, the one nominee for Class C Director, and the Directors who will continue in office after the Annual Meeting until the expiration of their respective terms. The Board of Directors has unanimously recommended the election of the nominees named below.
Unless otherwise instructed, it is the intention of the persons named in the accompanying Proxy to vote all shares of Common Stock represented by properly executed Proxies for all the nominees to the Board of Directors named below. Although each of the nominees has indicated that he will serve as a Director of the Company, should any one or more of them be unable to serve, the Proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

NOMINEES FOR ELECTION

     NOMINEES FOR CLASS A DIRECTORS - TERMS TO EXPIRE IN 1999

     David H. Bernstein, age 61, was the Chairman of the Board of the Company from 1986 to 1993 and has been a Director since the Company's formation in 1983. He served until 1992 as President of Samuel Meisel and Company, Inc., a wholly owned subsidiary of the Company ("Meisel"), with which he had been associated since 1957. He currently serves as the President of the International Association of Airport Duty Free Stores, Inc., the trade association representing all major airport duty free operators in North, South and Central America, and the Caribbean. He has served in this capacity for the past twelve years. Mr. Bernstein is a member of the Board of Trustees of The Johns Hopkins University and is Chairman of the Board of Trustees of Sinai Hospital. He is a director of Fenton Hill Florida, Inc., in which the Company has a 25% interest.

     John A. Couri, age 55, has been a Director since the Company's formation. Mr. Couri was Co-Chief Executive Officer from October 1993 to May 1994 and served as Chairman of the Board of the Company from October 1993 to December 1994. He was Chief Executive Officer of the Company from 1987 to 1993, President from 1983 to 1993 and Chief Financial Officer from 1987 until 1990. In addition, he served as President of the Northern Border Division from its formation until 1989. Mr. Couri was employed by IDF Services, Inc. ("IDF Services") from 1972 to 1987, and served as a director of that corporation until the merger of that corporation with the Company in 1992.

     Heribert Diehl, age 62, has been a Director since the Company's formation. Mr. Diehl has been an employee of Gebr. Heinemann, a stockholder of the Company, since 1962 and has been a managing director of that firm since 1983. Gebr. Heinemann is a major wholesale supplier of duty free merchandise and an operator of duty free concessions in Europe.

        Nominee for Class C Director - Term to Expire in 1998
        -----------------------------------------------------
     Stephen M. Waters, age 49, is a private investor. He was Co-Chief Executive of Morgan Stanley U.K. Group from 1992 to 1996 and a Managing Director of Morgan Stanley & Company, Inc. from 1988 to 1996. He is a member of the Chancellor's City Promotion Panel in the United Kingdom, a member of the Harvard Business School Visiting Committee and Chairman of the Financial Aid Council at Harvard College.

VOTE REQUIRED

     Directors are elected by a plurality of votes cast at the Annual Meeting of Stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH
                 OF THE NOMINEES FOR ELECTION AS DIRECTORS

CONTINUING DIRECTORS

     The remaining Directors of the Company, whose terms expire in 1997 and 1998, respectively, are:

     Class B Directors - Terms to Expire in 1997
     -------------------------------------------
     Jack Africk, age 67, was the Vice Chairman of the Board of the Company from May 1993 through December 1994, and was the Vice Chairman of UST Inc. from 1990 to 1993. Mr. Africk was a director and Executive Vice President of UST Inc. from 1987 to 1990, and previously served as the President and Chief Executive Officer of United States Tobacco Company, a wholly owned subsidiary of UST Inc. Mr. Africk is also a director of Crown Central Petroleum Corp., Tanger Factory Outlets and Transmedia Network, Inc.

     Carl Reimerdes, age 55, has been a Vice President and a Director of the Company since its formation and the principal operating officer of the Company's Airport Division and its predecessor since 1983. Mr. Reimerdes was employed by IDF Services from 1972, and served as its President and as a director, until the merger of that corporation with the Company in 1992.

     Class C Directors - Terms to Expire in 1998
     -------------------------------------------
     Alfred Carfora, age 45, was elected President and Co-Chief Executive Officer of the Company in October 1993 and became Chief Executive Officer in May 1994. Previously, he served as Executive Vice President and Chief Operating Officer, and he has been a Director of the Company since 1985. Prior to 1992, Mr. Carfora had principal operating responsibilities for the Company's Northern
Border Division and Airport Division. Mr. Carfora was employed by IDF Services from 1973 to 1988 and served as its Vice President, Secretary and Treasurer and as a director until the merger of that corporation with the Company in 1992.

     Susan H. Stackhouse, age 42, has been President of Fenton Hill Florida, Inc. since 1986 and a Director of the Company since 1992. Ms. Stackhouse joined Fenton Hill Florida, Inc., formerly known as Bonanni Exports, Inc., in 1980 as General Manager and served as its Executive Vice President from 1984 until her election as President in 1986. Fenton Hill Florida, Inc., in which the Company has a 25% interest, operates duty free and retail concessions in eight airports. Mr. Bernstein, a Director and executive of the Company, is also a director of Fenton Hill Florida, Inc. Ms. Stackhouse has served as a director of the International Association of Airport Duty Free Stores, Inc. since 1986.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met four times during the fiscal year ended January 28, 1996. All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during the fiscal year ended January 28, 1996.

     The members of the Audit Committee presently consist of Messrs. Africk and Diehl. The Audit Committee is responsible for reviewing, with the Company's Independent Auditors, (i) the general scope of the accountants' audit services and the annual results of their audit, (ii) the reports and recommendations made to the Audit Committee by the Independent Auditors and the Company's Internal Audit Department, and
(iii) the Company's internal controls structure. The Audit Committee held four meetings during the fiscal year ended January 28, 1996.

     The Executive Committee currently consists of Messrs. Africk, Bernstein, Carfora, Couri and Reimerdes. The Executive Committee may exercise all powers of the Board of Directors between meetings of the Board except as otherwise provided by law or by the By-laws of the Company. The Executive Committee held four meetings during the fiscal year ended January 28, 1996.

     The Compensation Committee presently consists of Ms. Stackhouse and Messrs. Africk and Diehl. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors concerning remuneration to the Company's executive officers. The Compensation Committee determines the bonuses awarded under the Company's Incentive Compensation Plan and administers and makes awards of stock options under the Company's stock option plans. The Compensation Committee held five meetings during the fiscal year ended January 28, 1996.

     The Nominating Committee currently consists of Messrs. Couri and Reimerdes. The Nominating Committee reviews the qualifications of, and recommends to the Board, candidates for election to the Board. The Nominating Committee considers suggestions from many sources, including stockholders, regarding possible candidates for Director. Such suggestions, together with appropriate biographical information, may be submitted to the Secretary of the Company. The Nominating Committee held one meeting during the fiscal year ended January 28, 1996.


                            EXECUTIVE OFFICERS

     The Company's executive officers include Alfred Carfora, President and Chief Executive Officer; John Edmondson, Executive Vice President and Chief Operating Officer; David H. Bernstein, Chairman of the Executive Committee of the Board of Directors; Carl Reimerdes, Vice President; and Gerald F. Egan, Vice President of Finance, Treasurer, Chief Financial Officer and Secretary. Information concerning each executive officer's age and length of service with the Company, other than Messrs. Edmondson and Egan, can be found herein under the section entitled "ELECTION OF DIRECTORS". Each of these executive officers was elected by, and serve at the pleasure of, the Board of Directors. John Edmondson, who was appointed Executive Vice President and Chief Operating Officer in September 1995, inadvertently did not file a Form 3 on a timely basis as required by Section 16 of the Securities and Exchange Act of 1934, as amended.

     John Edmondson, age 51, was appointed Executive Vice President and Chief Operating Officer of the Company in September 1995. From June 1992 to September 1995, Mr. Edmondson had principal operating responsibilities for the Company's Southern Border Division. He also had principal operating responsibilities for the Company's Northern Border Division from May 1994 to September 1995. Before joining the Company in 1992, Mr. Edmondson was a Senior Vice President for Host Marriott Corporation with complete responsibility for over 150 retail and duty free airport locations.

     Gerald F. Egan, age 48, joined the Company in August 1989 as Vice President of Finance. He was elected Chief Financial Officer by the Board of Directors in January 1990, Treasurer in May 1993 and Secretary in June 1994. Prior to joining the Company, Mr. Egan had served, since 1985, as chief financial officer of H.B. Ives Company, a manufacturer of architectural and builders hardware. Mr. Egan previously had been employed by Cadbury-Schweppes, Inc., a beverage and confectionery producer, in various financial management positions prior to becoming its Vice President-Controller in 1984. Mr. Egan is a certified public accountant.

                       EXECUTIVE COMPENSATION

Summary Compensation Table

     The following Summary Compensation Table sets forth certain information about the cash and non-cash compensation earned by or awarded to Alfred Carfora, President and Chief Executive Officer, and the four other most highly compensated executive officers of the Company for the fiscal years ended January 1996, 1995 and 1994.

                                                                Long-term
                                                                Compensation
                                       Annual compensation(1)   Awards
                                       ----------------------   ------------
                                                                Securities
Name and                      Fiscal                            Underlying       All Other
Principal Position            Year     Salary       Bonus       Options (2)      Compensation(3)
- - -------------------------     -----    --------     --------    ------------     ---------------
Alfred Carfora, President     1996     $325,000     $175,000          ---        $ 7,954
  and Chief Executive         1995     $299,000     $150,000     $125,000        $ 7,477
  Officer                     1994     $275,000     $      0     $ 20,000        $13,383

John Edmondson,               1996     $245,000     $150,000          ---        $ 2,491
  Executive Vice              1995     $216,000     $100,000     $ 40,000        $ 2,270
  President and Chief         1994     $200,000     $ 75,000          ---        $     0
  Operating Officer

David H. Bernstein,           1996     $150,000     $      0     $    ---        $ 6,091
  Chairman of the             1995     $256,000     $ 75,000     $125,000        $11,844
  Executive Committee         1994     $325,000     $      0     $ 25,000        $15,358
  of the Board, former
  Chairman of the Board

Carl Reimerdes,               1996     $288,000     $100,000     $    ---        $ 7,394
  Vice President              1995     $275,000     $125,000     $125,000        $ 8,942
                              1994     $275,000     $ 25,000     $ 20,000        $13,795

Gerald F. Egan, Vice          1996     $182,000     $125,000     $    ---        $ 6,734
  President of Finance,       1995     $170,000     $125,000     $ 60,000        $ 7,051
  Treasurer, Secretary        1994     $150,000     $100,000     $ 20,000        $12,595
  and Chief Financial
  Officer
- - -------------------------

(1)  Salary and bonus amounts relate to the year in which earned, regardless of when paid.

(2)  This column represents options to purchase the stated number of shares of Common Stock.

(3)  This column includes other compensation that could not properly be reported in any other column of the Summary Compensation Table.  The amounts for fiscal 1996 include the contributions by the Company to the Duty Free International, Inc. Employees' Retirement
     Savings Plan for all named executives.

The following table summarizes for the named executive officers information about the exercise of stock options by the named executive officers during the fiscal year ended January 28, 1996 and the value of stock options they held at January 28, 1996.

[CAPTION]
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND JANUARY 28, 1996 OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-MONEY (1)
                                                         OPTIONS AT JANUARY 28, 1996    OPTIONS AT JANUARY 28, 1996 (2)
                        SHARES ACQUIRED   VALUE          ---------------------------    -------------------------------------
NAME                    ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE           UNEXERCISABLE
- - -------------------     ---------------   ------------   -----------   -------------    -----------           ---------------
Alfred Carfora          $     0           $      0       $  91,667     $  89,999        $  118,537            $  135,416
John Edmondson          $     0           $      0       $  26,668     $  33,332        $   46,669            $   93,331
David H. Bernstein      $     0           $      0       $  98,334     $  91,666        $   67,709            $  135,416
Carl Reimerdes          $     0           $      0       $  91,667     $  89,999        $  118,537            $  135,416
Gerald F. Egan          $ 4,000           $ 21,500       $  53,334     $  46,666        $   32,500            $   65,000
- - -------------------

(1)  Options are "in-the-money" if the closing market price of the Company's Common
     Stock on January 26, 1996 exceeded the exercise prices of the options.

(2)  The value of exercisable options represents the difference between the exercise price of the options and the closing market price of the Company's Common Stock on
     January 26, 1996.

     The named executive officers did not receive any stock option grants during the fiscal year ended January 28, 1996.

     Compensation of Directors
     -------------------------

     Each Director who was not an officer of or consultant to the Company or a holder of more than 3% of the Company's Common Stock received $10,000 for serving on the Board of Directors and $1,000 for each Board of Directors meeting and each committee meeting attended during the fiscal year ended January 28, 1996.

     Each non-employee Director is granted stock options annually under the 1989 Stock Option Plan to purchase (i) 1,000 shares of Common Stock, plus (ii) an additional 5,000 shares if the non-employee Director serves on any one or more of the Audit, Compensation, Executive or Nominating Committees of the Board of Directors, and (iii) an additional 2,500 shares if the non-employee Director serves on three or more of such Board committees. The exercise price per share of such options will be the fair market value of the Common Stock on the day before the date of the grant; such exercise price will be payable in cash or in shares of Common Stock. The options will become exercisable for one-third of the underlying shares on each of the first three anniversaries of the date of grant. The options will expire at the earlier of ten years after the date of grant, one-year after cessation of service on the Board of Directors due to death or disability, or upon cessation of service on the Board of Directors for any other reason.

     John A. Couri is a consultant to the Company's Chief Executive Officer and Board of Directors. His consulting agreement provides for an annual consulting fee of $150,000 through December 31, 1999 with automatic extensions for successive one-year periods unless written notice is given by either party of its intention not to further extend the agreement.

     Compensation Committee Interlocks and Insider Participation
     -----------------------------------------------------------

     The Compensation Committee presently consists of Ms. Stackhouse and Messrs. Africk and Diehl. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors about the salary of the Company's executive officers, determining the amount and distribution of bonuses paid under the Company's Incentive Compensation Plan and stock options awarded under the Company's stock option plans. The Compensation Committee held five meetings during the fiscal year ended January 28, 1996. Ms. Stackhouse, a Director, is the President and an owner of Fenton Hill Florida, Inc., which is 25% owned by the Company and which has certain arrangements for the purchase of merchandise and services from the Company. For the Company's fiscal year ended January 28, 1996, such arrangements included the payment of approximately $180,000 for services rendered and the purchase of approximately $799,000 of merchandise, at cost. On April 28, 1994, Fenton Hill Florida, Inc. redeemed 3.2 shares of its own stock from the Company for $775,000, leaving the Company with 1.7 shares or 25% of the outstanding common stock. A total of $75,000 was paid to the Company upon execution of the agreement and a promissory note for $700,000 was signed. The note is payable in five equal installments beginning April 1997. Mr. Bernstein, a Director and executive of the Company, is a Director of Fenton Hill Florida, Inc. Mr. Diehl is a member of the executive committee of Gebr. Heinemann, a partnership which is a greater than five percent stockholder of the Company.

     Compensation Committee Report on Executive Compensation
     -------------------------------------------------------

     The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

Compensation Philosophy

     The Company's compensation programs for executive officers are designed to enable the Company to:

     * Hire, reward, motivate and retain the highest quality managers possible.

     * Match the Company's compensation plans to its business strategies, as well as to the external business environment.

     * Align the executive officers' interest with those of stockholders by providing a significant portion of incentive compensation in the form of Company stock options.

     * Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk through the Company's Incentive Compensation Plan.

     Executive annual compensation levels (base salary and incentive compensation awards) are targeted at the median of compensation paid by comparably positioned companies for like jobs including the companies used in the performance graph on page 11 of this Proxy Statement (the "Peer Group").

Compensation Elements

Base Salary

     In determining an executive officer's base salary, the responsibilities of the position, the officer's experience, individual performance, and the competitive marketplace, including a comparison of salaries paid within the Peer Group, are considered. Based on the most recent information available, the base salary for the Chief Executive Officer, Alfred Carfora, ranked below the median base salary relative to the compensation paid by the Peer Group, and the four other most highly compensated executive officers' base salaries ranked at the median relative to the compensation paid by the Peer Group.

Incentive Compensation Plan

     Cash bonuses are provided to senior and other key executives under the Company's Incentive Compensation Plan (the "Plan") which rewards employees based on performance relative to predetermined objectives established for the year. For fiscal 1996, $3,000,000 was set aside for distribution as bonuses under the Plan. Individual bonus awards were determined by evaluating each employee's performance toward Company, divisional or departmental objectives established for the year. No specific performance measures were defined.

Stock Options

     The last principal component of compensation arises from the Company's grant of stock options under the Company's Stock Option Plans. Stock option grants are designed to more closely align the interests of management with those of stockholders, and because the full value of an employee's compensation package cannot be realized unless stock price appreciation occurs over a number of years, stock option grants are utilized to retain key employees and to provide an incentive for them to create long-term shareholder value. In granting stock options under the Stock Option Plans, the Committee considers (i) the recipient's level of responsibility, (ii) the recipient's specific function within the Company's overall organization; (iii) the recipient's performance toward Company, divisional or departmental objectives established for the year;
(iv) the number of options granted to executive officers by the other companies included in the Peer Group; and (v) the amount of options currently held by the executive officer. The Stock Option Plans are administered by the Compensation Committee and provide that no one person, including executive officers, may be granted options for the purchase of more than 250,000 shares in any fiscal year (subject to adjustments as noted in the Stock Option Plans in order to prevent dilution or enlargement of the rights of optionees).

Benefits

     The Company provides its executives with medical and other benefits that are generally available to its employees.

Tax Compliance Policy

     Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to each of the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied.

     The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that the incentive compensation and stock option awards earned for fiscal 1996 and compensation arising from exercise of stock options granted in fiscal 1996 will be deductible by the Company.

     The Compensation Committee considers its primary goal to be the design of compensation strategies that further the best interests of the Company and its stockholders. To the extent not inconsistent with that goal, the Compensation Committee will attempt, where practical, to use compensation policies and programs that preserve the deductibility of compensation expenses. The Compensation Committee reserves the right to use its judgment, where merited by the Compensation Committee's need for flexibility to respond to changing business conditions or by an executive's individual performance, to nevertheless authorize compensation payments which may not, in a specific case, be fully deductible by the Company.

Chief Executive Officer's Compensation

     The compensation program for Alfred Carfora, the Company s Chief Executive Officer, including salary, annual cash incentive and stock options was determined using the criteria set forth above. As with the other executive officers, emphasis is placed on incentive compensation, with approximately 35% of his fiscal year 1996 compensation (salary and cash bonus) being incentive based.

     Four major factors affected the actions of the Compensation
Committee in fiscal 1996 regarding the compensation of Mr. Carfora:

     * The Company's Airport Division opened a total of 17 new stores, increasing the division s store count to 100.

     * In July 1995, the Company s North Border Division acquired two additional duty free stores in Michigan.

     * In January 1996, the Company announced the addition of Air Canada to its Inflight Division s on-board concession program.

     * The Company successfully enacted a series of cost reduction programs which contributed to the Company s improved profitability.

     The Compensation Committee has agreed, at Mr. Carfora s request, not to increase his base salary of $325,000 at this time. Mr. Carfora's base salary is below the median base salary for Chief Executive Officers included in the Peer Group.

     Mr. Carfora earned an incentive compensation award of $175,000 for the fiscal year ended January 28, 1996, which falls below the median bonus award of chief executive officers who are included in the Peer Group. The Compensation Committee determined the size of the award after an evaluation of Mr. Carfora s leadership in the expansion of the Company s Airport and Inflight Divisions, in the Company s improved return on sales and his overall ability to manage and lead the Company.

                                                         Jack Africk
                                                      Heribert Diehl
                                                 Susan H. Stackhouse

                               Members of the Compensation Committee

Performance Graph

     The following graph compares the cumulative total return on a $100 investment in the Company's Common Stock against the cumulative total return on a similar investment in (i) the Standard & Poor's Mid-Cap 400 Stock Index and (ii) a group of five other specialty retail companies, consisting of: CML Group, Inc., Pier 1 Imports, Inc., Sharper Image Corp., Tiffany & Co. and Williams-Sonoma, Inc. The graph assumes that all investments were made on January 31, 1991, are held through the Company's fiscal year ended January 28, 1996 and that all dividends are reinvested.






                         [Performance Graph]







                       DUTY FREE        SPECIALTY RETAIL   STANDARD & POOR'S
DATE                   INTERNATIONAL    COMPANIES          MID-CAP 400
- - ----------------       -------------    ----------------   -----------------
January 31, 1991       $ 100            $ 100              $ 100
January 31, 1992       $ 308            $ 146              $ 142
January 31, 1993       $ 138            $ 174              $ 158
January 31, 1994       $ 121            $ 170              $ 182
January 29, 1995       $  58            $ 156              $ 173
January 28, 1996       $ 101            $ 152              $ 227
- - ----------------


            SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                   DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as to the number of shares of Common Stock owned, as of March 29, 1996 (except as noted in note (3) below), by each person who is known by the Company to beneficially own more than 5% of the Common Stock, each Director of the Company, each executive officer named in the Summary Compensation Table and all executive officers and Directors of the Company as a group. A person is a beneficial owner if such person has or shares voting power or investment power. Each beneficial owner has sole voting and investment power unless otherwise noted. At March 29, 1996, there were 27,268,397 shares of Common Stock outstanding. Except as noted in the footnotes below, the addresses of all stockholders, Directors, executive officers and nominees identified in the table and accompanying footnotes are in care of the Company's principal executive offices at 63 Copps Hill Road, Ridgefield, Connecticut 06877.


                                Number of Shares      Percentage of
                                of Common Stock       Outstanding
Name of Beneficial Owner        Beneficially Owned    Common Stock
- - ------------------------        ------------------    -------------
Gebr. Heinemann(1)              4,571,664             16.8%
The Capital Group Companies,
 Inc. (3)                       2,806,500             10.3%
FMR Corporation (13)            2,294,100              8.4%
Carl Reimerdes (5)              1,762,764              6.4%
John A. Couri (2)               1,365,508              5.0%
David H. Bernstein (4)          1,180,216              4.3%
Heribert Diehl (1)(6)             915,456              3.4%
Alfred Carfora (7)                274,228              1.0%
Gerald F. Egan (9)                 61,100               *
Jack Africk (8)                    50,433               *
John Edmondson (10)                33,334               *
Susan H. Stackhouse (11)           12,900               *
All executive officers and
 Directors as a group
 (9 persons)(12)                5,655,939             20.3%
- - ------------------------

     *  Represents less than 1% of the issued and outstanding Common Stock.

     (1)   Heribert Diehl, a member of the executive committee of Gebr. Heinemann, a partnership, is a Director of the Company. The Company believes that certain members of the Heinemann family who are partners in Gebr. Heinemann may be deemed to be indirect beneficial owners of the Common Stock owned by Gebr.
           Heinemann.

     (2)   This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 106,667 shares of Common Stock.

     (3)   Capital Guardian Trust Company and Capital Research and Management Company
           ("CRMC"), operating subsidiaries of the Capital Group Companies, Inc. "CGC"), exercised as of December 29, 1995, investment discretion with respect to
           1,030,000 and 1,776,500 shares, respectively, which were owned by various institutional investors.  The stockholder has reported that its address is
           33 South Hope Street, Los Angeles, California 90071.  All of the foregoing information is based on CRMC's and CGC's Schedule 13G dated February 9, 1996.

     (4)   This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 106,667 shares of Common Stock.

     (5)   This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 98,333 shares of Common Stock.

     (6)   This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 40,334 shares of Common Stock.

     (7)   This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 98,333 shares of Common Stock.

     (8)   This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 46,333 shares of Common Stock.

     (9)   This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 60,000 shares of Common Stock.

     (10)  This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 33,334 shares of Common Stock.

     (11)  This amount includes stock options exercisable within 60 days after March 29,
           1996 to purchase approximately 12,000 shares of Common Stock.

     (12)  This amount excludes Common Stock owned by Gebr. Heinemann.  The amount includes stock options exercisable within 60 days after March 29, 1996 to purchase approximately 602,001 shares of Common Stock.

     (13)  This information as to the number of shares beneficially owned as of March
           29, 1996 was supplied by FMR Corporation.  This number includes 1,994,100 shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corporation, as a result of its serving as investment advisor to various investment companies registered under Section 8 of the
           Investment Company Act of 1940 and as investment advisor to certain other funds which are generally offered to a limited group of investors, and
           300,000 shares beneficially owned by Fidelity International Limited, as a result of its serving as advisor to various non-U.S. investment companies.
           FMR Corporation has sole voting power with respect to zero shares and sole dispositive power with respect to 1,994,100 shares.  Fidelity International
           Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.  The principal office of FMR Corporation is
           82 Devonshire Street, Boston, Massachusetts  02109.

                         CERTAIN TRANSACTIONS

     See "Compensation of Directors" on page 7 and "Compensation
Committee Interlocks and Insider Participation" on page 8.

               PROPOSAL 2 - RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT AUDITORS

     At the Annual Meeting, the Company's stockholders will be asked to ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 26, 1997. The Company has been advised by KPMG Peat Marwick LLP that none of its members has any financial interest in the Company. For the fiscal year ended January 28, 1996, KPMG Peat Marwick LLP was not engaged by the Company for any professional services other than audit, tax and other related services. It is expected that representatives of KPMG Peat Marwick LLP, the Company's Independent Auditors, will be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

VOTE REQUIRED

     The affirmative vote of a majority of votes cast is required to ratify the appointment of KPMG Peat Marwick LLP as the Company's
Independent Auditors for the fiscal year ending January 26, 1997.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
               THE RATIFICATION OF THE APPOINTMENT OF
          KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT
        AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 26, 1997.

          PROPOSAL 3 - STOCKHOLDER REQUEST TO ELIMINATE THE
                   ELECTION OF DIRECTORS BY CLASSES

     The Company has been informed that William Steiner, whose address is 4 Radcliff Drive, Great Neck, New York, 11024, a beneficial owner of 1,000 shares of the Company's Common Stock, intends to introduce the following resolution at the Annual Meeting.

     "RESOLVED, that the stockholders of the Company request the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT BY STOCKHOLDER

     "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and it's stockholders."

     "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders."

     "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is the one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interest of the stockholders."

     "I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change."

           "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"

THE BOARD OF DIRECTORS STATEMENT ON THIS PROPOSAL

     The staggered election of directors provides that the number of directors in each class is as equal as possible, each director serves a three year term, and one of the three classes is elected each year.
This staggered election is similar to procedures which have been adopted by the shareholders of many major corporations. In the opinion of the Board of Directors, a staggered Board of Directors facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with the Company and its business will be on the Board of Directors at all times. In the event of any unfriendly or unsolicited proposal to restructure or acquire the Company, the staggered system would permit the Company time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

VOTE REQUIRED

     The affirmative vote of a majority of votes cast is required to approve this proposal.

                  THE BOARD OF DIRECTORS RECOMMENDS
                  A VOTE "AGAINST" THIS PROPOSAL.

        PROPOSAL 4 - STOCKHOLDER REQUEST THAT THE COMPANY'S
        BOARD OF DIRECTORS BE COMPRISED OF A MAJORITY OF
                      INDEPENDENT DIRECTORS

     The Company has been informed that Dr. Charles Miller, whose address is 23 Park Circle, Great Neck, New York 11023, a beneficial owner of 900 shares of the Company's Common Stock, intends to introduce the following resolution at the Annual Meeting.

     "Whereas the board of directors is meant to be an independent body elected by shareholders charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies and is to be held to the highest standard of fiduciary care, duty and loyalty."

     "Now therefore be it resolved that the shareholders request that the company's board of directors be comprised of a truly independent board, meaning that the majority of the board will be non-family members and individuals who do not currently work or consult with the company, have been employed by the company or have consulted with the company in the past."

SUPPORTING STATEMENT BY STOCKHOLDER

     "I believe that shareholders will be better served when the majority of the board is truly independent. Such independent individuals hopefully will bring true objectivity to serious issues facing our company."

     "As matters stand today the members of the board of directors are either family members, individuals who either are employed by, do work for, or have been employed by the company in the past. There is an apparent conflict of interest each time matters concerning executive compensation policies, possible takeover offers and corporate governance issues arise. I am a founding member of the Investors Rights Association of America and I believe this is a matter that is urgent and must be presented to the shareholders for action."

           "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"

THE BOARD OF DIRECTORS STATEMENT ON THIS PROPOSAL

     The Board has nominated for election this year an additional outside Director, Stephen M. Waters. After the Annual Meeting of Stockholders on May 23, 1996, the Company's Board of Directors should then include four individuals (out of a total of eight) who are not employees or consultants to the Company. None of the Board members are related. Under Dr. Miller's proposal, Mr. Africk would not be considered independent, because he was Vice Chairman of the Board of the Company from May 1993 through December 1994. Currently, Mr. Africk is not an employee or consultant to the Company and meets the independence standard embraced by the New York Stock Exchange. While the Board recognizes the important role of independent directors, it believes that the imposition of additional constraints on the director selection process beyond the standards embraced by the New York Stock Exchange is both undesirable and unwarranted. The Board of Directors also includes four individuals, Messrs. Bernstein, Couri, Diehl and Reimerdes, who are major stockholders of the Company and whose interests are aligned with other stockholders.

     The Board believes that proposals which seek to impose rigid eligibility requirements for directors are not in the best interests of stockholders, because such proposals restrict rather than enhance the corporation's ability to locate the most qualified individuals to serve as directors. The ultimate judgement on the composition of the board of directors is made by stockholders in voting for directors. A stockholder who believes that a particular nominee is not qualified to serve by reason of lack of independence or any other reason is free to vote as he or she deems best. The stockholder proposal would merely limit the freedom of choice presently enjoyed by stockholders.

VOTE REQUIRED

     The affirmative vote of a majority of votes cast is required to approve this proposal.

                  THE BOARD OF DIRECTORS RECOMMENDS
                   A VOTE "AGAINST" THIS PROPOSAL.

                             OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if other matters are presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their judgment.

                  STOCKHOLDER PROPOSALS FOR THE 1997
                    ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals to be presented at the 1997 Annual Meeting of Stockholders must be received, in writing, by the Secretary of the Company at the Company's principal executive offices no later than December 20, 1996 in order to be included in the Company's proxy materials relating to that meeting.

                          REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1996, filed with the Securities and Exchange Commission, is available to stockholders, without charge, upon written request. Exhibits to the Form 10-K will be furnished upon payment of $.50 per page, with a minimum charge of $5.00. Requests for copies should be directed to Duty Free International, Inc., 645 Madison Avenue, 6th Floor, New York, New York 10022, Attention: Investor Relations Administrator.

                       SOLICITATION OF PROXIES

     The accompanying Proxy is solicited by the Company and the cost of such solicitation will be borne by the Company. Proxies may be solicited by officers, Directors and employees of the Company, none of whom will receive any additional compensation for their services. Solicitation of Proxies may be made personally or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the reasonable expense of forwarding soliciting materials to their principals.

Ridgefield, Connecticut
April 12, 1996

                      DUTY FREE INTERNATIONAL, INC.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE HYATT REGENCY HOTEL, 300 LIGHT STREET, BALTIMORE, MARYLAND 21202, THURSDAY, MAY 23, 1996 AT 10:00 A.M., BALTIMORE TIME.

     The undersigned hereby appoints each of ALFRED CARFORA and JOHN A. COURI proxies, each with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote at the 1996 Annual Meeting of Stockholders of Duty Free International, Inc., and any adjournment or postponements thereof, upon any and all matters which may properly be brought before this Meeting, provided that said shares shall be voted as specified on the matters referred to below which are more fully set forth in the Proxy Statement dated April 12, 1996.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:  David H. Bernstein, John A. Couri, Heribert
                           Diehl for terms ending in 1999, and Stephen
                           M. Waters for a term ending in 1998.

FOR all nominees  [  ]        WITHHOLD AUTHORITY to vote  [  ]
listed above                  for all nominees listed above
(Except as marked
 to the contrary)

INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.

- - ------------------------------------------------------------------------

2. Ratification of appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 26, 1997.

      [  ] FOR           [  ] AGAINST           [  ] ABSTAIN

The Board of Directors Recommends a Vote AGAINST Items 3 and 4.

3. A stockholder proposal to eliminate the election of Directors by classes.

      [  ] FOR           [  ] AGAINST           [  ] ABSTAIN

4. A stockholder proposal that the Company's Board of Directors be comprised of a majority of independent Directors.

      [  ] FOR           [  ] AGAINST           [  ] ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4. THE PROXIES MAY VOTE, IN THEIR SOLE DISCRETION, UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THIS MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GRANTED.

                  Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If shares are held jointly, each holder should sign.

                  Dated:                          , 1996
                        -------------------------


                   ---------------------------------------------
                             Signature


                   ---------------------------------------------
                             Signature